Exhibit 4.2

THIS WARRANT AND THE SECURITIES FOR WHICH THIS WARRANT MAY BE EXERCISED (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

ATLAS RESOURCE PARTNERS, L.P.

WARRANT TO PURCHASE COMMON UNITS

Warrant No.: 1	Number of Common Units: 562,497

Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Atlas Energy, L.P., the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Partnership, at any time or times on or after the Warrant Date (as defined in Section 1 (xiii)), but not after 11:59 P.M. New York Time on the Expiration Date (as defined herein) Five Hundred and Sixty-Two Thousand, Four Hundred and Ninety-Seven (562,497) Common Units (as defined in Section 1(iii) below) (the “Warrant Units”) at the Warrant Exercise Price (as defined in Section 1(xv) below).

Section 1. Definitions. The following words and terms as used in this Warrant shall have the following meanings:

(i) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires approval of the limited partners of the Partnership.

(ii) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(iii) “Common Units” means (i) the Partnership’s common units of limited partnership interest, and (ii) any capital securities into which such Common Units shall have been changed or any capital securities resulting from a reclassification of such Common Units.

(iv) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Expiration Date” means July 31, 2016.

(vi) “Ordinary Cash Distribution” means a cash distribution to Common Units out of Available Cash, as such term is defined in the Partnership Agreement.

(vii) “Partnership Agreement” means the Partnership Agreement of the Partnership, as the same may be amended from time to time.

(viii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

(ix) “Principal Market” means, with respect to the Common Units or any other security, the New York Stock Exchange, or, if the Common Units or such other security is not traded on the New York Stock Exchange, then the principal securities exchange or trading market for the Common Units or such other security.

(x) “Pro Rata Repurchases” means any purchase of Common Units by the Partnership or any affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Units, in the case of both (A) or (B), whether for cash or securities of the Partnership, evidences of indebtedness of the Partnership or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Partnership under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

(xi) “Registration Rights Agreement” means that agreement dated July 31, 2013, by and among the Partnership and the Holder.

(xii) “Securities Act” means the Securities Act of 1933, as amended.

(xiii) “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement hereof pursuant to the terms of this Warrant.

(xiv) “Warrant Date” means October 29, 2013.

(xv) “Warrant Exercise Price” shall be equal to, with respect to any Warrant Unit, $23.10, subject to adjustment as hereinafter provided.

(xvi) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on its Principal Market during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg Financial Markets (or any successor thereto, “Bloomberg”) through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as such over-the-counter market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Partnership and the Holder. If the Partnership and the Holder are unable to agree upon the fair market value of the Common Units, then such dispute shall be resolved pursuant to Section 2(a) below. All such determinations to be appropriately adjusted for any dividend, stock split, combination or other similar transaction during any period during which the Weighted Average Price is being determined.

Section 2. Exercise of Warrant.

(a) Subject to the terms and conditions hereof, Warrants may be exercised by the Holder, in whole or in part, at any time on any Business Day on or after the opening of business on the Warrant Date and prior to 11:59 P.M. New York Time on the Expiration Date by (i) delivery of a written notice, in the form attached as Exhibit A hereto (the “Exercise Notice”), of such holder’s election to exercise his Warrants, which notice shall specify the number of Warrant Units to be purchased and, (ii) payment to the Partnership of an amount equal to the Warrant Exercise Price multiplied by the number of Warrant Units as to which his Warrant is being exercised (the “Aggregate Exercise Price”) by wire transfer of immediately available funds (or by check if the Partnership has not provided the holder with wire transfer instructions for such payment). In the event of any exercise of the rights represented by the Warrant in compliance with this Section 2(a), the Partnership shall on the second (2nd) Business Day (the “Warrant Unit Delivery Date”) following the date of its receipt of the later of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), issue the Warrant Units to which the Holder shall be entitled by registering such Warrant Units in the name of the Holder or its designee upon the books and records of the Partnership, the number of Common Units to which the Holder shall be entitled. Upon the later of the date of delivery of (x) the Exercise Notice and (y) the Aggregate Exercise Price referred to in clause (ii) above, a Holder of Warrants shall be deemed for all purposes to have become the Holder of record of the Warrant Units with respect to which his Warrant has been exercised (the date thereof being referred to as the “Deemed Issuance Date”), irrespective of the date of delivery of the Warrant Units. In the case of a dispute as to the determination of the Warrant Exercise Price, or the arithmetic calculation of the number of Warrant Units, the Partnership shall promptly issue to the Holder the number of Warrant Units that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt of the Holder’s Exercise Notice. If the Holder and the Partnership are unable to agree upon the determination of the Warrant Exercise Price, or arithmetic calculation of the number of Warrant Units within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Partnership shall promptly submit via facsimile (i) the disputed determination of the Warrant Exercise Price to an independent, reputable investment banking firm agreed to by the Partnership and the Holder of the Warrant or (ii) the disputed arithmetic calculation of the number of Warrant Units to its independent, outside public accountant. The Partnership shall direct the investment banking firm or the accountant, as the case may be, to perform the determinations or calculations and notify the Partnership and the Holder of the results no later than two (2) Business Days after the date it receives the disputed determinations or calculations. Such investment banking firm’s or accountant’s determination or calculation, as the case may be, shall be deemed conclusive absent demonstrable error.

(b) If this Warrant is submitted for exercise, as may be required by Section 2(d), and unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Partnership shall, as soon as practicable and in no event later than four (4) Business Days after receipt of this Warrant (the “Warrant Delivery Date”) and at its own expense, issue a new Warrant identical in all respects to this Warrant except it shall represent rights to purchase the number of Warrant Units purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Units with respect to which such Warrant is exercised.

(c) No fractional Common Units are to be issued upon the exercise of this Warrant, but rather the number of Common Units issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number (with 0.5 rounded up).

(d) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Partnership unless it is being exercised for all of the Warrant Units represented by the Warrant. The Holder and the Partnership shall maintain records showing the number of Warrant Units exercised and issued and the dates of such exercises or shall use such other method, reasonably satisfactory to the Holder and the Partnership, so as not to require physical surrender of this Warrant upon each such exercise. In the event of any dispute or discrepancy, such records of the Partnership establishing the number of Warrant Units to which the Holder is entitled shall be controlling and determinative in the absence of demonstrable error. Notwithstanding the foregoing, if this Warrant is exercised as aforesaid, the Holder may not transfer this Warrant unless the holder first physically surrenders this Warrant to the Partnership, whereupon the Partnership will forthwith issue and deliver upon the order of the Holder a new Warrant of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Warrant Units represented by this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Units represented by this Warrant may be less than the number stated on the face hereof. Each Warrant shall bear the following legend:

ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 2(d) HEREOF. THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE LESS THAN THE NUMBER SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(d) HEREOF.

Section 3. Covenants. The Partnership hereby covenants and agrees as follows:

(a) This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(b) All Warrant Units that may be issued upon the exercise of the rights represented by the Warrants will, upon issuance, be validly issued, fully paid and nonassessable, subject to applicable provisions of the Delaware Revised Uniform Limited Partnership Act.

(c) During the period within which the rights represented by the Warrant may be exercised, the Partnership will at all times have authorized and reserved a sufficient number of Common Units to provide for the exercise of the rights then represented by the Warrants.

(d) The Partnership shall promptly secure the listing of the Common Units issuable upon exercise of this Warrant on the Principal Market (subject to official notice of issuance upon exercise of this Warrant) and each other market or exchange on which the Common Units are traded or listed and shall maintain, so long as any other Common Units shall be so traded or listed, such listing of all Common Units from time to time issuable upon the exercise of this Warrant; and the Partnership shall so list on the Principal Market and each other market or exchange on which the Common Units are traded or listed and shall maintain such listing of, any other shares of capital stock of the Partnership issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on the Principal Market and each other market or exchange on which the Common Units is traded or listed.

(e) The Partnership will not, by amendment of its Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may reasonably be requested by the Holder of any Warrant in order to protect the exercise privilege of such Holder against impairment, consistent with the tenor and purpose of the Warrants. Without limiting the generality of the foregoing, the Partnership will take all such actions as may be necessary or appropriate in order that the Partnership may validly and legally issue Common Units upon the exercise of any Warrants.

(f) The Warrants will be binding upon any entity succeeding to the Partnership by merger, consolidation or acquisition of all or substantially all of the Partnership’s assets.

Section 4. Taxes. The Partnership shall pay any and all taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of Holders of Warrants) that may be payable with respect to the issuance and delivery of Warrant Units upon exercise of Warrants.

Section 5. Holder not deemed a Limited Partner. The Holder, as such, shall not be entitled to vote or receive dividends or be deemed the Holder of Common Units for any purpose solely due to its ownership of the Warrant, nor shall anything contained in the Warrant be construed to confer upon the Holder, as such, any of the rights of a limited partner of the Partnership or any right to vote, give or withhold consent to any Partnership action (whether any reorganization, issue of partnership units or interests, reclassification of partnership units of interests, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive distributions or subscription rights, or otherwise, prior to the Deemed Issuance Date of the Warrant Units that such Holder is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any obligations or liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a Limited Partner of the Partnership, whether such liabilities are asserted by the Partnership or by creditors of the Partnership.

Section 6. Representations of Holder. The holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant, and upon exercise hereof will acquire the Warrant Units, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Units, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Units for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Units at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The Holder further represents, by acceptance hereof, that, as of this date, such holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”) and has had the opportunity to ask questions and receive answers concerning the Partnership, the Warrant and the offering thereof from the Partnership. Each delivery of an Exercise Notice shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Units set forth in the first two sentences of this Section 6, unless contemporaneous with the delivery of such Exercise Notice, the Holder notifies the Partnership in writing that it is not making such representations (a “Representation Notice”). If the Holder delivers a Representation Notice in connection with an exercise, it shall be a condition to such holder’s exercise of this Warrant and the Partnership’s obligations set forth in Section 2 in connection with such exercise, that the Partnership receive such other representations as the Partnership considers reasonably necessary to assure the Partnership that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws, and the time periods for the Partnership’s compliance with its obligations set forth in Section 2 shall be tolled until such Holder provides the Partnership with such other representations.

Section 7. Ownership and Transfer.

(a) The Partnership shall maintain at its principal executive offices or at the offices of its transfer agent (or such other office or agency of the Partnership as it may designate by notice to the Holder), a register for this Warrant, in which the Partnership shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Partnership may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b) This Warrant and the rights granted hereunder shall be assignable by the Holder without the consent of the Partnership. Neither the Warrant nor the Warrant Units shall be transferable by any Holder except in compliance will all federal and applicable state securities laws. Prior to any transfer, and as a condition thereto, the Partnership’s general partner may require such documentation, including appropriate opinions of legal counsel, as it, in its sole discretion, deems necessary.

(c) The Partnership is obligated to register the Warrant Units for resale under the Securities Act pursuant to the Registration Rights Agreement, and the Holder (and assignees thereof) is entitled to the registration rights in respect of the Warrant Units as set forth in the Registration Rights Agreement.

Section 8. Adjustments. The Warrant Exercise Price and the number of Common Units issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 8 so as to result in duplication:

(a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Partnership shall (i) declare and pay a dividend or make a distribution on its Common Units in Common Units, (ii) subdivide or reclassify the outstanding Common Units into a greater number of units, or (iii) combine or reclassify the outstanding Common Units into a smaller number of units, the number of Warrant Units issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that a Warrant Holder after such date shall be entitled to purchase the number of Warrant Units which such Holder would have owned or been entitled to receive in respect of Common Units subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Warrant Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Units issuable upon the exercise of this Warrant before such adjustment and (2) the Warrant Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Warrant Units issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(b) Distributions. In case the Partnership shall fix a record date for the making of a distribution to all holders of Common Units of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its Common Units and other dividends or distributions referred to in Section 8(a)), in each such case, the Warrant Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Warrant Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Weighted Average Price of the Common Units on the last trading day preceding the first date on which the Common Unit trades regular way on the Principal Market on which the Common Unit is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one Common Unit as determined by the Board of Directors of the Partnership’s general partner in good faith (the “Fair Market Value”) divided by (y) such Weighted Average Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Warrant Units issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Warrant Units issuable upon the exercise of this Warrant before such adjustment, and (2) the Warrant Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Warrant Exercise Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, an Ordinary Cash Dividend, the Fair Market Value shall be reduced by the per unit amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend. In the event that such distribution is not so made, the Warrant Exercise Price and the number of Warrant Units issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors of the Partnership’s general partner determines not to distribute such units, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Warrant Exercise Price that would then be in effect and the number of Warrant Units that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(c) Certain Repurchases of Common Units. In case the Partnership effects a Pro Rata Repurchase of Common Units, then the Warrant Exercise Price shall be reduced to the price determined by multiplying the Warrant Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of Common Units outstanding immediately before such Pro Rata Repurchase and (y) the Weighted Average Price of a share of Common Units on the trading day immediately preceding the first public announcement by the Partnership or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of Common Units outstanding immediately prior to such Pro Rata Repurchase minus the number of Common Units so repurchased and (ii) the Weighted Average Price per Common Unit on the trading day immediately preceding the first public announcement by the Partnership or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of Common Units issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Common Units issuable upon the exercise of this Warrant before such adjustment, and (2) the Warrant Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Warrant Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Warrant Exercise Price or decrease in the number of unit issuable upon exercise of this Warrant shall be made pursuant to this Section 13(c).

(d) Business Combinations. In case of any Business Combination or reclassification of Common Units (other than a reclassification of Common Units referred to in Section 8(a)), the Warrantholder’s right to receive Warrant Units upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of units or other securities or property (including cash) which the Common Unit issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the

Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of units, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Units have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that the Warrantholder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the common stock that affirmatively make an election (or of all such holders if none make an election).

(e) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 8 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 8 to the contrary notwithstanding, no adjustment in the Warrant Exercise Price or the number of Common Units into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a Common Unit, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a Common Unit, or more.

(f) Timing of Issuance of Additional Common Units Upon Certain Adjustments. In any case in which the provisions of this Section 8 shall require that an adjustment shall become effective immediately after a record date for an event, the Partnership may defer until the occurrence of such event (i) issuing to the holder of this Warrant exercised after such record date and before the occurrence of such event the additional Common Units issuable upon such exercise by reason of the adjustment required by such event over and above the Common Units issuable upon such exercise before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of fractional Common Units; provided, however, that the Partnership upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional units, and such cash, upon the occurrence of the event requiring such adjustment.

(g) Statement Regarding Adjustments. Whenever the number of Warrant Units into which this Warrant is exercisable shall be adjusted as provided in this Section 8, the Partnership shall forthwith file at the principal office of the Partnership a statement showing in reasonable detail the facts requiring such adjustment and the number of Warrant Units into which Warrants shall be exercisable after such adjustment, and the Partnership shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to the Holder at the address appearing in the Partnership’s records.

(h) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8, the Partnership shall take any action which may be necessary, including obtaining regulatory, or limited partner approvals or exemptions, in order that the Partnership may thereafter validly and legally issue as fully paid and nonassessable all Warrant Units issuable pursuant to the Warrants.

(i) Adjustment Rules. Any adjustments pursuant to this Section 8 shall be made successively whenever an event referred to herein shall occur.

Section 9. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Partnership shall promptly, on receipt of an indemnification undertaking by the Holder (or in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 10. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Partnership:

Atlas Resource Partners, L.P.

c/o Atlas Resource Partners GP, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 410

Pittsburgh, PA 15275

Telephone: (412) 489-0006

Facsimile: (412) 262-2820

Attention: Chief Legal Officer

With copy to:

Ledgewood

1900 Market Street, Suite 750

Philadelphia, PA 19103

Telephone: (215) 731-9450

Facsimile: (215) 735-2513

Attention: J. Baur Whittlesey, Esq.

                 Mark Rosenstein, Esq.

If to the Warrant Holder:

Atlas Energy, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

Fax: (215) 405-3882

Attn: Sean P. McGrath

Section 11. Date. The date of this Warrant is July 31, 2013. This Warrant, in all events, shall be wholly void and of no effect after 11:59 P.M., New York Time, on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 7 shall continue in full force and effect after such date as to any Warrant Units or other securities issued upon the exercise of this Warrant.

Section 12. Amendment and Waiver. This Warrant may be amended and the Partnership may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only with the written consent of the Holder; provided, however, that the Partnership may, without the consent of the Holder, amend or supplement this Warrant to cure defects or inconsistencies.

Section 13. Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 14. Rules of Construction. Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) each accounting term not otherwise defined in this Warrant has the meaning assigned to it in accordance with accounting principles generally accepted in the United States, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

* * * * * *

IN WITNESS WHEREOF, the Partnership has caused this Warrant to be executed as of the date first written above.

ATLAS RESOURCE PARTNERS, L.P. By: Atlas Resource Partners GP, LLC

By:	/s/ Sean McGrath
Name:	Sean McGrath
Title:	Chief Financial Officer

[Signature Page to ARP Common Unit Warrant for Series C Purchaser]

EXHIBIT A TO WARRANT

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT

ATLAS RESOURCE PARTNERS, L.P.

The undersigned holder hereby exercises the right to purchase _________________ Common Units (“Warrant Units”) of Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the Warrant registered in the name of the undersigned (the “Warrant”) on the books and records of the Partnership. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Warrant Exercise. The holder intends that payment of the Warrant Exercise Price shall be with respect to ___________________ Warrant Units.

2. Payment of Warrant Exercise Price. The Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Partnership in accordance with the terms of the Warrant.

3. Delivery of Warrant Units. The Partnership shall deliver __________ Warrant Units in accordance with the terms of the Warrant in the following name and to the following address:

Issue to:

Facsimile Number:

Account Number (if electronic book entry transfer):

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Partnership hereby acknowledges this Exercise Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of Common Units in accordance with the Transfer Agent Instructions dated ________________, 20__ from the Partnership and acknowledged and agreed to by [TRANSFER AGENT].

ATLAS RESOURCE PARTNERS, L.P. By: Atlas Resource Partners GP, LLC

By:
Name:
Title:

EXHIBIT B TO WARRANT

FORM OF WARRANT POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to ________________, Federal Identification No. __________, a warrant to purchase ____________ Common Units of Atlas Resource Partners, L.P., a Delaware limited partnership standing in the name of the undersigned on the books of said limited partnership. The undersigned does hereby irrevocably constitute and appoint ______________, attorney to transfer the warrants of said corporation, with full power of substitution in the premises.

Dated: _________, 20__

Name:
Title: